CONSENT OF INDEPENDENT ACCOUNTANTS



    We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 27 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 21, 1995, relating to the financial statements and financial highlights of Prudential High Yield Fund, Inc., which appears in the Statement of Additional Information constituting part of Post-Effective Amendment No. 26 to the registration statement on Form N-1A ("Post-Effective Amendment No. 26") and to the use of such report in Post Effective Amendment No. 26. We also consent to the incorporation by reference in the Registration Statement of the references to us under the headings "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" and "Financial Highlights" in the Statement of Additional Information and the Prospectus, respectively, constituting parts of Post-Effective Amendment No. 26.





PRICE WATERHOUSE LLP
New York, NY
December 19, 1995